NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE


                                           Nine Months ended September 30,
                                              2000               1999
                                              ----               ----

Average shares outstanding                  3,329,027          2,902,608
  Dilutive effect of stock options
  and warrants computed by use
  of treasury stock method                    415,677            563,863
                                            ---------          ---------
                                            3,744,704          3,466,471

Computation of Earnings Per
  Share=Net Income/Average
  common and common share
  equivalent shares                        $1,340,675         $1,183,810
  outstanding                               3,744,704          3,466,471
                                            ---------          ---------

Earnings Per Share                              $ .36              $ .34